Exhibit 3.1

AMENDMENT NO. 2

TO

BYLAWS

OF

NEVADA CHEMICALS, INC.

Article II of the Corporations Bylaws is amended to include a Section 2.8 which states as follows:

Section 2.8.  CONTROL SHARES ACQUISITION ACT EXEMPTION.  In accordance with Section 61-6-6 of the Control Shares Acquisition Act (Utah Code Ann. § 61-6-1, et seq., the “Control Share Act”), the Control Share Act shall not apply to control share acquisitions of shares of the Corporation.